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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of EnPro Industries, Inc. common stock under the EnPro Industries, Inc. Retirement Savings Plan for Hourly Workers and the EnPro Industries, Inc. Retirement Savings Plan for Salaried Workers, of our report dated January 23, 2002 with respect to the balance sheet of EnPro Industries, Inc. and our report dated March 14, 2002 (except for Note W, as to which the date is May 21, 2002) with respect to the consolidated financial statements of Coltec Industries Inc, both of which are included in the Registration Statement of EnPro Industries, Inc. (Form 10 No. 001-31225).


                                                           /s/ Ernst & Young LLP



Charlotte, North Carolina
May 30, 2002